Exhibit 10.9

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of this 2nd day of February, 2012 between Series C, LLC, an Arizona limited liability company, having an address c/o Cole Real Estate Investments, 2555 E. Camelback Road, Suite 400, Phoenix, Arizona 85016 (“Purchaser”) and VNO TRU Hilltop Drive LP, a Delaware limited partnership and VNO TRU Olive Avenue LP, a Delaware limited partnership and VNO TRU Dale Mabry, LLC, a Delaware limited liability company, each having an office at 210 Route 4 East, Paramus, New Jersey 07652 (individually, a “Seller” and collectively, the “Sellers”).

Preliminary Statement

A. VNO TRU Hilltop Drive LP is the owner of certain real property, consisting of approximately 4.15 acres of land, together with the improvements thereon, including, without limitation, that certain building consisting of approximately 45,947 square feet, located at 1336 Hilltop Drive, in the City of Redding, County of Shasta, State of California, which real property is more particularly described on Exhibit A-1 attached hereto and hereby made a part hereof (the “Redding Property”).

B. VNO TRU Olive Avenue LP is the owner of certain real property, consisting of approximately 3.5 acres of land, together with the improvements thereon, including, without limitation, that certain building consisting of approximately 31,117 square feet, located at 1196 W. Olive Avenue, in the City of Merced, County of Merced, State of California, more particularly described on Exhibit A-2 attached hereto and hereby made a part hereof (the “Merced Property”).

C. VNO TRU Dale Mabry LLC is the owner of certain real property, consisting of approximately 5.28 acres of land, together with the improvements thereon, including, without limitation, that certain building consisting of approximately 44,925 square feet, located at 1702 N. Dale Mabry, in the City of Tampa, County of Hillsborough, State of Florida, more particularly described on Exhibit A-3 attached hereto and hereby made a part hereof (the “Tampa Property”).

D. Purchaser desires to purchase the Redding Property, the Merced Property and the Tampa Property (individually, a “Property” and collectively, the “Properties”), and Sellers desire to sell the Properties to Purchaser, including all land, improvements and development rights pertaining thereto, for the price and on the terms and conditions herein set forth. As used herein, the term “Property” shall also include: (i) all machinery, furniture, fixtures, equipment and items of personal property of the respective Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the corresponding Property or the improvements thereon, to the extent such items remain on the real property after the Date of Closing (as hereinafter defined) and subject to the rights of Lessee (as hereinafter defined) under the Lease (as hereinafter defined) for such Property; (ii) all easements, licenses, rights and appurtenances relating to such Property; and (iii) any assignable warranties, guaranties, licenses or permits relating to such Property and/or the improvements thereon, if any.

NOW THEREFORE, Sellers and Purchaser hereby covenant and agree as follows:

ARTICLE 1. DEFINITIONS.

1.1 For purposes of this Agreement, unless the context shall otherwise indicate, the terms set forth below shall be defined as follows:

(a) “Closing”—shall mean the time at which the Title Company is in possession of all funds, instruments and documents necessary for the conveyance of title to the Properties to Purchaser and for the Title Company to record the “Deeds” (as hereinafter defined) and deliver the “Purchase Price” (as hereinafter defined) to Sellers.

(b) “Date of Closing”—shall mean the date provided in Article 8 or such other date as the parties may mutually designate for Closing.

(c) “Permitted Encumbrances”—shall mean all exceptions contained in the “Title Reports” (as hereinafter defined) and all matters shown on the Surveys (as hereinafter defined), in each case, only to the extent Purchaser does not timely object in accordance with Section 5.2(a) or to which Purchaser does timely object but thereafter waives such objection(s) in accordance with Section 5.2(b).

ARTICLE 2. PURCHASE AND SALE.

2.1 Sellers agree to sell and convey the Properties to Purchaser and Purchaser agrees to purchase the Properties from Sellers for the consideration and on the terms and conditions hereinafter set forth.

2.2 The purchase price to be paid by Purchaser to Sellers at Closing for the Properties shall be Twenty-Three Million Two Hundred Fifty-Nine Thousand Five Hundred and No/100 Dollars ($23,259,500.00) in the aggregate (the “Purchase Price”), payable as follows:

(a)    (i) Purchaser shall, no later than five (5) business days from the date of execution and delivery of this Agreement by Purchaser and Sellers (the “Execution Date”), deliver to First American Title Insurance Company, having an address at 2425 East Camelback Road, Suite 300, Phoenix, Arizona 85016 (the “Title Company”) the sum of Four Hundred Fifty Thousand and No/100 Dollars ($450,000.00) (the “Deposit”);

(ii) The Deposit shall be maintained by the Title Company in an interest-bearing, FDIC insured, bank account subject to the terms of this Agreement;

(iii) The Deposit, together with the interest accrued thereon, shall be applied to the Purchase Price at Closing unless required to be otherwise delivered to Purchaser or Sellers pursuant to terms of this Agreement;

(iv) Except as provided in Sections 4.1, 5.2(b), 5.2(c), 9.1 and 11.1 herein, after the expiration of the Due Diligence Period, the Deposit, together with the interest accrued thereon, shall be non-refundable, and, unless applied to the Purchase Price at Closing in accordance with Section 2.2(a)(iii) above, shall become the sole and exclusive property of Sellers;

(v) Any interest accruing on the Deposit shall be considered a part of the Deposit and disbursed accordingly.

(b) The balance of the Purchase Price shall be paid by Purchaser to Sellers at Closing by wire transfer of immediately available funds.

(c) The Purchase Price shall be allocated among the Properties as follows:

Redding Property	—	$5,788,063.00
Merced Property	—	$5,369,192.00
Tampa Property	—	$12,102,245.00

TOTAL	—	$23,259,500.00

ARTICLE 3. REPRESENTATIONS.

3.1 Each Seller represents to Purchaser, as to itself and the Property owned by such Seller, as follows:

(a) VNO TRU Hilltop Drive LP and VNO TRU Olive Avenue LP are each a limited partnership existing under the laws of the State of Delaware and VNO TRU Dale Mabry LLC is a limited liability company existing under the laws of the State of Delaware, and each Seller herein mentioned has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by it pursuant hereto, and, upon the transaction contemplated by this Agreement receiving approval by Seller’s Board of Director’s, all required actions and approvals therefor shall have been, or will be duly taken and obtained, prior to Closing. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of each Seller are and shall be duly authorized to sign the same on such Seller’s behalf and to bind such Seller thereto.

(b) This Agreement and all documents to be executed pursuant hereto by Sellers are and shall be binding upon and enforceable against Sellers in accordance with their respective terms.

(c) The execution and performance of this Agreement by each Seller will not violate its certificate of organization or governing documents, or any other agreement to which such Seller is a party.

(d) No Seller has (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by such Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of such Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(e) There are no leases, tenancies, licenses or other rights of occupancy with respect to the Redding Property, or any portion thereof, other than pursuant to (i) that certain Lease dated as of January 31, 2006 between Toys “R” Us-Delaware, Inc. and PetSmart, Inc. (the “Redding PetSmart Lease”) and (ii) that certain Lease dated as of June 15, 2010 between VNO TRU Hilltop Drive L.P. and Beverages & More, Inc. (collectively, the “Redding Leases”). The Redding PetSmart Lease was assigned to Seller pursuant to that certain Assignment and Assumption Agreement dated October 16, 2006 between Toys “R” Us-Delaware, Inc. and VNO TRU Hilltop Drive L.P.

(f) There are no leases, tenancies, licenses or other rights of occupancy with respect to the Merced Property, or any portion thereof, other than pursuant to (i) that certain Lease dated as of January 31, 2006 between Toys “R” Us-Delaware, Inc. and PetSmart, Inc. (the “Merced PetSmart Lease”) and (ii) that certain Lease dated as of October 5, 2007 between VNO TRU Olive Avenue, LP and Travis Credit Union (collectively, the “Merced Leases”). The Merced PetSmart Lease was assigned to Seller pursuant to that certain Assignment and Assumption Agreement dated October 16, 2006 between Toys “R” Us-Delaware, Inc. and VNO TRU Olive Avenue L.P.

(g) There are no leases, tenancies, licenses or other rights of occupancy with respect to the Tampa Property, or any portion thereof, other than pursuant to that certain Lease dated as of July 30, 2009 between VNO TRU Dale Mabry LLC and Nordstrom, Inc. (the “Tampa Lease”).

The Redding Leases, the Merced Leases and the Tampa Lease are individually referred to herein as a “Lease” and collectively referred to herein as the “Leases”. PetSmart. Inc., Nordstrom, Inc., Travis Credit Union, and Beverages & More, Inc. are individually referred to herein as Lessee and collectively referred to herein as “Lessees”.

(h) With respect to the Lease of the Property owned by such Seller and to such Seller’s Knowledge: (i) the copy of such Lease and the guaranty of such Lease (the “Guaranty”), if any, delivered to Purchaser prior to the Execution Date is complete and accurate; (ii) such Lease and Guaranty, if any, are in full force and effect and have not been modified, amended or assigned, except by such modifications, amendments and assignments delivered to Purchaser by such Seller prior to the Execution Date; (iii) such Seller has not received or given any notice of termination or default under such Lease, and there is not any existing or uncured claim of default by such Seller or the Lessee under such Lease; (iv) the Lessee under such Lease has not asserted (X) any defenses, set-offs or counterclaims with respect to its tenancy or its obligation to pay rent, additional rent and other charges pursuant to such Lease, (Y) any right to reduction in, refund of, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any rent, additional rent and other charges payable pursuant to such Lease, or (Z) any right to cancel such Lease; (v) no construction, alteration, decoration or other work remains to be performed under such Lease by such Seller, as landlord thereunder, all construction allowances or other sums to be paid under the terms of such Lease by such Seller, as the landlord thereunder, have been paid; (vi) there are no written promises, understandings or commitments between such Seller, Lessee or other person or entity with respect to the foregoing other than those promises, understandings or commitments contained in the Lease or in any modification, amendment and/or assignment thereof delivered to Purchaser by such Seller prior to the Execution Date; (vii) all brokerage commissions and other compensation and fees payable by reason of such Lease (including, without limitation, any renewals or expansions) have been fully paid and there exists no exclusive or continuing leasing or brokerage agreements as to such Property; (viii) the Lessee has not paid any rent under such Lease for any period of more than thirty (30) days in advance unless required to do so under the terms of such Lease; (ix) no petition has been filed by or against the Lessee under the Federal Bankruptcy Code or any similar State or Federal law; (x) the Lessee has no renewal options, option to purchase or right of first refusal with respect to such Property that is not set forth in such Lease; (xi) such Seller has the sole right to collect rent under such Lease and such right has not been assigned, pledged, hypothecated, or otherwise encumbered in any manner that will survive the Closing; (xii) such Seller has had no discussions with the Lessee regarding modifying or terminating such Lease which have not been reduced to writing; and (xiii) such Seller has delivered to Purchaser prior to the Execution Date true and correct copies of any subleases of such Property that are in such Seller’s possession or control.

(i) Intentionally Omitted.

(j) Such Seller has not received any written notice and has no Knowledge of any current or pending threat of litigation against such Seller or such Property owned by such Seller which materially and adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement.

(k) Such Seller has not received any written notice (i) from any governmental authority regarding any violation of any law applicable to the Property owned by such Seller (including any environmental law) except as disclosed by the Due Diligence Materials, or (ii) of any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting such Property or any portion thereof; and such Seller has no Knowledge of any such violation.

(l) Such Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986, as amended.

(m) Such Seller has not received any written notice and has no Knowledge that there is any current condemnation (or threatened condemnation) of all or any part of the Property owned by such Seller. To such Seller’s Knowledge, no action or proceeding to change road patterns or grades which would affect ingress to or egress from the Property owned by such Seller are pending or have been threatened.

(n) Such Seller has provided Purchaser with complete copies of the Due Diligence Materials in such Seller’s possession.

(o) Except for the Leases (including any modification, amendment and/or assignment thereof delivered to Purchaser by such Seller prior to the Execution Date) and Seller’s contract with Yellow Jacket Landscaping on the Redding Property (terminable upon 30-days notice which Seller will provide to Purchaser upon expiration of the Due Diligence Period and satisfaction of all other conditions precedent to Closing), and except as set forth in the Title Reports, such Seller is not a party to any contracts or agreements relating to the Property owned by such Seller that would be binding upon Purchaser after the Date of Closing.

(p) To such Seller’s Knowledge, there are no options to purchase or rights of first refusal affecting or relating to the Property owned by such Seller except as may be set forth in the Leases or in the Title Reports.

(q) Such Seller has not entered into any undertakings or commitments with any governmental authority which are not of public record, which require the payment of money or the performance of any duty in connection with the ownership of such Property. Such Seller has not received any written notice from any governmental authority having jurisdiction over such Property or from any other person and, to such Seller’s Knowledge, there does not exist any other obligation to any such governmental authority for the performance of any capital improvements or other work to be performed by such Seller in or about such Property or donations of monies or land (other than general real estate taxes and any other matters of public record) which has not been completely performed and paid for.

(r) There is no action instituted by such Seller before any governmental authority, the object of which would be to change the present zoning of or other land-use limitations upon the Property owned by such Seller or any portion thereof or its potential use.

The term “Knowledge” as used in this Section 3.1 shall mean the actual knowledge of Benjamin Schall, Senior Vice President, without duty of inquiry or investigation. Each Seller represents that Benjamin Schall is the person affiliated with such Seller that is most likely to have knowledge regarding the matters set forth in this Section 3.1.

The representations and warranties made by each Seller with respect to its respective Property in this Section 3.1 shall survive the Date of Closing for a period of six (6) months (the “Survival Period”). Notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed by the parties that Purchaser shall not be entitled to any claim for damages or indemnification for the breach of any of the foregoing representations and warranties unless Purchaser has given Sellers written notice of such claim (stating the representation or warranty alleged to have been breached, an explanation in reasonable detail of the circumstances giving rise to the claim, and Purchaser’s good faith estimate of the total dollar amount of the harm suffered and likely to be suffered as a result of the alleged breach or claim) within the Survival Period, it being understood and agreed that Sellers shall have no further liability under or in respect of such warranties and representations after the expiration of the Survival Period, except to the extent of any breach or claim of which Purchaser gives Sellers written notice prior to the expiration of the Survival Period. If, prior to Closing, Sellers become aware that any of the representations and warranties contained in this Section 3.1 are not true and correct in all material respects, Sellers shall promptly notify Purchaser thereof. Consummation of Closing under this Agreement by Purchaser with knowledge of any such breach shall constitute a waiver and release by Purchaser of any claims arising out of or in connection with such breach. If any of the representations and warranties contained in this Section 3.1 are untrue in any material respect as of the Execution Date or are intentionally made untrue by such Seller at any time prior to Closing, Purchaser shall have the same rights and remedies that Purchaser has under Section 11.1 with respect to a Seller default.

3.2 Purchaser acknowledges that, except as expressly set forth in Section 3.1, Sellers have not made and do not make any representations or warranties, expressed or implied, concerning the Properties which have induced Purchaser to execute this Agreement, including, without limitation, as to the physical condition, income, rents, leases, expenses, operations, value of the Properties, adequacy or fitness for use or any other matter or thing affecting or related to the Properties or this transaction that might be pertinent in considering the acquisition of the Properties, or the Seller’s estate, right, title and interest therein. Sellers shall not be liable or bound by any express or implied warranties, guaranties, promises, statements, representations or information pertaining to the Properties, made or furnished by any real estate broker, agent, employee, servant, officer, director, partner, shareholder or other person representing or purporting to represent Sellers, unless such warranties, guaranties, promises, statements, representations or information are set forth in this Agreement.

3.3 Purchaser represents to Sellers that:

(a) Purchaser is a limited liability company organized and existing under the laws of the State of Arizona, has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto, and all required actions and approvals therefor have been, or prior to the date of Closing will be, duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

(b) This Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.

(c) The execution and performance of this Agreement by Purchaser will not violate its certificate of organization or governing documents, or any other agreement to which Purchaser is a party.

(d) Purchaser has not (u) made a general assignment for the benefit of creditors, (v) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser’s creditors, (w) suffered the appointment of a receiver to take possession of all or substantially all of Purchaser’s assets, (x) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, (y) admitted in writing its inability to pay its debts as they come due, or (z) made an offer of settlement, extension or composition to its creditors generally.

ARTICLE 4. DUE DILIGENCE PERIOD.

4.1(a) Purchaser shall have a period of thirty (30) days after the Execution Date of this Agreement (the “Due Diligence Period”) in which to perform such tests, studies, investigations, surveys and economic evaluations of the Properties as Purchaser deems desirable. Purchaser may, for any reason or no reason, terminate this Agreement with respect to any one or more of the Properties by giving written notice to Sellers prior to the expiration of the Due Diligence Period, whereupon, except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability hereunder with respect to such Property, and, if this Agreement is terminated as to all of the Properties prior to expiration of the Due Diligence Period, Purchaser shall receive a full refund of the Deposit. If Purchaser fails to give Sellers written notice of Purchaser’s election to terminate this Agreement prior to the expiration of the Due Diligence Period, Purchaser’s right to terminate under this Section 4.1 shall be deemed waived.

(b) Sellers and Purchaser recognize that the roof and/or structure of one or more of the buildings constructed on the Properties may require repair or replacement. If Purchaser’s due diligence inspections disclose that the roof or structural elements of the building constructed on a Property require any such repair or replacement, which would cost in excess of Two Thousand Five Hundred Dollars ($2,500.00) to repair or replace (a “Required Repair”), the following terms shall apply:

(i) If Purchaser provides to Seller, prior to the expiration of the Due Diligence Period, a copy of the inspection report disclosing such Required Repair, and (x) the Required Repair is not Major Repair (as defined below), and (y) the Lessee under the terms of the applicable Lease is required to make such Required Repair, Seller shall notify such Lessee in writing, within ten (10) business days after receipt of the inspection report disclosing such Required Repair, that Lessee is required to perform such Required Repair in accordance with the terms of its Lease, and in such event Seller shall have no further obligation with respect to the Required Repair and Purchaser and Seller shall proceed to consummate the transaction contemplated by this Agreement without reduction of the Purchase Price.

(ii) If Purchaser provides to Seller, prior to the expiration of the Due Diligence Period, a copy of the inspection report disclosing a Required Repair, and (x) the Required Repair is a Major Repair (as defined below), and (y) the Lessee under the terms of the applicable Lease is required to make such Required Repair, Seller shall notify such Lessee in writing, within ten (10) business days after receipt of the inspection report disclosing such Required Repair, that Lessee is required to shall perform such Required Repair in accordance with the terms of its Lease, and in such event Purchaser and Seller shall proceed to consummate the transaction contemplated by this Agreement, provided however, in the event Lessee shall not have substantially completed such Major Repair on or before the Date of Closing, then fifty percent (50%) of the cost to complete such Major Repair (the “Major Repair Cost”) shall be segregated from the Purchase Price at Closing and held in escrow with the Title Company pursuant to an escrow agreement mutually acceptable to Seller, Purchaser and the Title Company, until such time as the Major Repair is substantially completed by the Lessee under such Lease. Upon substantial completion of the Major Repair, the Major Repair Cost shall be released to Seller in accordance with the escrow agreement. As used herein, a “Major Repair” shall mean that the cost of the repairs or replacement of the roof or structural elements of the building constructed on the Property will exceed Twenty-Five Thousand Dollars ($25,000.00) (a “Major Repair”).

(iii) If Purchaser provides to Seller, prior to the expiration of the Due Diligence Period, a copy of the inspection report disclosing a Required Repair, and the Lessee under the terms of the applicable Lease is required to reimburse Seller (as lessor under the applicable Lease) the cost of such Required Repair, in one or multiple installments, prior to expiration of the current term of the Lease, Seller shall have no further obligation with respect to the Required Repair and Purchaser and Seller shall proceed to consummate the transaction contemplated by this Agreement without reduction of the Purchase Price.

(iv) If Purchaser provides to Seller, prior to the expiration of the Due Diligence Period, a copy of the inspection report disclosing a Required Repair, and the Lessee under the terms of the applicable Lease is required to reimburse Seller (as lessor under the applicable Lease) prior to expiration of the current term of the Lease an amount that is less than the cost of such Required Repair, Purchaser and Seller shall proceed to consummate the transaction contemplated by this Agreement and the Purchase Price shall be reduced by an amount equal to the difference between the cost of the Required Repair and the amount thereof which the Lessee is required to reimburse prior to expiration of the current term of the Lease, discounted to present value by applying an interest factor, compounded monthly, of 7.35% for the Tampa Property, 8.17% for the Redding Property, and 8.22% for the Merced Property, as applicable, for each month of the current term of the Lease.

(v) If Purchaser provides to Seller, prior to the expiration of the Due Diligence Period, a copy of the inspection report disclosing a Required Repair, and the Lessee under the terms of the applicable Lease is neither required to make such Required Repair, nor required to reimburse Seller the cost of such Required Repair, in accordance with the terms of the applicable Lease (a “Landlord Repair”), Purchaser shall provide to Seller, together with a copy of the inspection report disclosing the Required Repair, an estimate of the cost of such repair and/or replacement (the “Correction Cost”). Within ten (10) business days after Seller’s receipt of the Correction Cost, Seller may, by written notice to Purchaser, elect to either (x) give Purchaser a credit against the Purchase Price at Closing in an amount equal to the Correction Cost, or (y) not give such credit. Seller’s failure to give such notice shall be deemed to be Seller’s election to not give such credit. On or before the earlier of (xx) the date which is ten (10) days after Purchaser’s receipt of written notice from Seller that Seller has elected not to give such credit against the Purchase Price at Closing or (yy) the date which is ten (10) days after Seller is deemed to have elected not to give such credit against the Purchase Price at Closing, Purchaser may terminate this Agreement by written notice to Seller with respect to the applicable Property, whereupon, except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability hereunder, and (xxx) Seller shall reimburse to Purchaser all reasonable out-of-pocket third-party due diligence expenses incurred by Purchaser (including without limitation, reasonable attorneys fees) with respect to the Property being terminated, within thirty (30) days after Seller’s receipt of Purchaser’s demand therefore together with invoices and documentation substantiating such amounts, in an amount not to exceed Thirty Thousand Dollars ($30,000.00) with respect to each Property which has been properly terminated hereunder, and (yyy) if this Agreement is properly terminated hereunder as to all of the Properties, Purchaser shall, in addition to the reimbursements set forth in (i) above, receive a full refund of the Deposit. If Purchaser elects to terminate this Agreement for one or more, but less than all, Properties, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property(ies). The obligation of Seller to reimburse Purchaser under this Section 4.1(b)(v) shall survive the termination of this Agreement.

(c) If this Agreement is terminated pursuant to this Section 4.1 as to one or more, but less than all of the Properties, Sellers may elect to terminate this Agreement as to all Properties by giving written notice to Purchaser within ten (10) business days after delivery or receipt of a notice of election to terminate this Agreement as to one or more, but less than all of the Properties, whereupon, (i) Purchaser shall receive a full refund of the Deposit, and (ii) Seller shall reimburse to Purchaser all reasonable out-of-pocket third-party due diligence expenses incurred by Purchaser (including without limitation, reasonable attorneys fees) with respect to the Properties, within thirty (30) days after Seller’s receipt of Purchaser’s demand therefor, together with invoices and documentation substantiating such amounts, in an amount not to exceed Ninety Thousand Dollars ($90,000.00) in the aggregate. The obligation of Seller to reimburse Purchaser under this Section 4.1(c) shall survive the termination of this Agreement. Upon payment of said due diligence costs by Sellers to Purchaser, except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability to the other hereunder. If Sellers do not elect to terminate this Agreement pursuant to this Section 4.1(c), Sellers and Purchaser shall proceed to the Closing with respect to the remaining Properties in accordance with the terms and conditions of this Agreement, and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to the Property(ies) properly and timely terminated by Purchaser hereunder.

4.2 Sellers shall, subject to the terms of the respective Lease, permit persons designated by Purchaser, upon not less than two (2) business days notice to Sellers, to have access to the Properties for the purpose of making, at Purchaser’s cost and expense, surveys, measurements, tests, studies or other investigations with respect thereto, provided (i) Purchaser shall not conduct any invasive test involving drilling or boring of any soil, paving or structural element, without first requesting in writing consent from Sellers prior to the proposed activity, which consent Sellers shall not unreasonably withhold, nor undertake any destructive activity, (ii) Purchaser shall defend indemnify and hold Sellers and Lessee harmless from and against any and all claims, actions, losses, costs, damages, expenses (including reasonable attorneys’ fees) resulting directly from or arising out of Purchaser’s entry upon the Properties, the conduct of any tests, studies or other investigations thereon, and/or the acts or omissions of Purchaser, its agents, contractors or employees; (iii) if Purchaser or its agents, contractors or employees causes any damage to any of the Properties, Purchaser shall repair such damage; and (iv) Purchaser procures (or causes any of its consultants entering upon the Property to procure) and continues in force from and after the date of entry upon a Property and continuing throughout the term of this license, comprehensive general liability insurance in an amount not less than One Million Dollars ($1,000,000.00) for injury to any one person in one occurrence and not less than Two Million Dollars ($2,000,000.00) for injuries to more than one person in one occurrence and Five Hundred Thousand Dollars ($500,000.00) for damage to property arising out of any one occurrence. Such insurance policy shall be issued by an insurance company licensed to do business in the state in which the applicable Property is located and shall name the Seller of the Property and Lessees as additional insureds. Purchaser shall deliver to Sellers certificates of insurance evidencing such insurance prior to the date Purchaser enters into or upon any Property. The minimum limits of the insurance coverage to be maintained by Purchaser hereunder shall not limit Purchaser’s liability. The term of this license shall commence on the date of receipt by Sellers of the insurance certificate required hereinabove, and shall terminate upon the occurrence of the earlier of (x) expiration of the Due Diligence Period; or (y) termination of this Agreement by either party pursuant to any provisions hereof. The indemnification provisions of this Section 4.2 shall survive Closing and/or the earlier termination of this Agreement. Any entry shall be conducted in such a manner as to minimize any interference with the operations on the subject Property by Sellers, or their respective tenants and occupants. In the event Purchaser terminates this Agreement with respect to one or more of the Properties, Purchaser shall deliver to Sellers, within fifteen (15) days after such termination, a copy of any and all written tests, studies and reports prepared by or for Purchaser which relate to the physical aspects of the Property so terminated. If any lien shall be filed with respect to a Property as a result of inspections, testing or services performed by or on behalf of Purchaser, Purchaser shall cause such lien to be removed or bonded within ten (10) days after receipt of written notice thereof from Seller. The foregoing two sentences shall survive termination of this Agreement.

4.3 Sellers have, prior to the Execution Date, delivered to Purchaser the following materials prepared by third parties with respect to each Property, to the extent such materials were in Seller’s possession: ALTA surveys, soil boring logs, soil reports, service contracts, tax receipts, a current appraisal, title reports and title policies, utility reports, real estate tax information, zoning information, tenant correspondence, tenant leases, site/building plans and environmental studies (“Due Diligence Materials”). The furnishing of any Due Diligence Materials or other information by Sellers to Purchaser shall not in any way be deemed to imply a warranty or representation by Sellers that the Due Diligence Materials are accurate or complete (provided that the foregoing shall not be deemed to limit the provisions of Section 3.1(n)); that the Due Diligence Materials comply with applicable industry, community or governmental standards; or that the Due Diligence Materials may be relied upon for any particular purpose. Purchaser hereby waives any claims against Sellers and its contractors and consultants for any direct damage or consequential loss resulting from Purchaser’s reliance upon, misuse or misapplication of the Due Diligence Materials (other than any claim that arises out of a misrepresentation under Section 3.1(n)).

ARTICLE 5. TITLE.

5.1 Purchaser may obtain, at Purchaser’s expense, a commitment for an owner’s policy of title insurance issued by the Title Company, certifying to Purchaser the then status of title to each Property and setting forth all objections or exceptions to title affecting the same (each a “Title Report” and collectively the “Title Reports”) and a current ALTA “as-built” survey of each Property (each a “Survey” and collectively the “Surveys”) prepared by a surveyor licensed by the state in which the Property is located.

5.2   (a) Within thirty (30) days after the Execution Date, Purchaser shall deliver (or cause the Title Company to deliver) to Sellers a true and complete copy of the Title Reports (including a legible copy of each instrument shown as an exception therein) and the Survey(s) and may notify Sellers of any objections to the status of title to the Properties and survey matters (an “Objection Notice”). If Purchaser fails to give an Objection Notice on or before the expiration of the Due Diligence Period, the Title Reports and Surveys shall be deemed approved and all matters set forth therein, other than the “Required Removal Items” (as hereinafter defined), shall be deemed Permitted Encumbrances. Sellers shall be under no obligation to cure any title or survey objection(s), other than the Required Removal Items. Within ten (10) days after the applicable Seller receives an Objection Notice, such Seller may notify Purchaser of what actions, if any, that such Seller will take to cure each of Purchaser’s objections (the “Sellers Response Notice”). The failure of such Seller to give a Sellers Response Notice within such ten (10) day period shall be deemed to be an election by such Seller not to cure any of Purchaser’s title and/or survey objections, other than the Required Removal Items. At, or prior to Closing, Seller shall (i) release or caused to be released any mortgages, deeds of trust or other monetary liens on the Property of an ascertainable amount (not including any judgment liens that may encumber the Properties or any liens against, or caused by, the Lessee under the Lease which Lessee is responsible to cure or discharge pursuant to the terms of the Lease), (ii) release or caused to be released any encumbrances against title which are created by the Sellers on or after the effective date of the applicable Title Report and which are not caused, requested or consented to by Purchaser, (iii) cause to be removed from the Title Reports any exceptions that can be removed by delivery of a customary title affidavit or gap indemnity from Sellers (items (i) through (iii) being collectively referred to as the “Required Removal Items”), and (iv) take the actions to cure Purchaser’s objections that are agreed to be cured by Seller in Sellers Response Notice.

(b) If Purchaser makes an objection on or before the expiration of the Due Diligence Period and Seller elects (or is deemed to have elected) not to cure one or more of Purchaser’s title and/or survey objections, then, on or before the date that is five (5) business days after receipt of Seller’s Response Notice or the expiration of Seller’s response period, whichever is earlier, Purchaser may elect to terminate this Agreement with respect to the subject Property(ies) by delivering written notice thereof to Seller. If Purchaser fails to notify Seller within the time periods herein provided that Purchaser will waive its objections to the matters disclosed by the Title Reports and Surveys which Seller has elected (or is deemed to have elected) not to cure and proceed to consummate the transaction contemplated by this Agreement notwithstanding any such defects or objections, without reduction of the Purchase Price, Purchaser shall be deemed to have elected to terminate this Agreement with respect to the applicable Property(ies). In the event Purchaser timely terminates (or is deemed to have terminated) this Agreement as to all of the Properties under this Section 5.2(b), the Deposit shall be returned to Purchaser and neither party shall have any further obligations hereunder except for matters that, by the terms of this Agreement, expressly survive termination of this Agreement. If Purchaser elects to terminate this Agreement for one or more, but less than all, of the Properties, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property(ies).

(c) If the Required Removal Items or any of Purchaser’s objections which Seller has agreed to cure in Seller’s Response Notice are not satisfied by the Date of Closing, Purchaser may, at any time prior to Seller curing such objection (i) terminate this Agreement with respect to the subject Property, whereupon Seller shall reimburse to Purchaser all reasonable out-of-pocket third-party due diligence expenses incurred by Purchaser (including without limitation, reasonable attorneys fees) with respect to the applicable Property(ies), within thirty (30) days after Seller’s receipt of Purchaser’s demand therefore together with invoices and documentation substantiating such amounts, in an amount not to exceed Thirty Thousand Dollars ($30,000.00) with respect to each Property for which this Agreement has been properly terminated hereunder, and except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability to the other hereunder, or (ii) waive such objections and proceed to consummate the transaction contemplated by this Agreement notwithstanding any such defects or objections, without reduction of the Purchase Price. If this Agreement is properly terminated as to all of the Properties under this Section 5.2(c), Purchaser shall also receive a full refund of the Deposit. If Purchaser elects to terminate this Agreement for one or more, but less than all, Properties, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property(ies).

ARTICLE 6. “AS IS” PURCHASE.

6.1 Purchaser acknowledges and agrees that, as of the Date of Closing, Purchaser shall have examined all things concerning the Properties which Purchaser deems material to its purchase and the use of the Properties, including, but not limited to, the title thereto, topography; geology; condition of the soil; dimensions; availability and capacity of utilities and sanitary facilities (including, without limitation, water and sewer connections); the use or uses to which the Properties may be put; any restrictions related to the development or use of the Properties; suitability for and feasibility of intended and any other uses; zoning; the applicability of any governmental requirements; any applicable governmental general plans; and the availability of permits, approvals and other entitlements for applicable governmental authorities.

6.2 Purchaser acknowledges and agrees that, except as provided in Section 4.1(b), it is purchasing the Properties “AS-IS” as of the Date of Closing and based on its own inspection, investigation and evaluation as well as the Sellers’ representations that are set forth in Section 3.1. Purchaser shall be deemed to have assumed all risk, if any, resulting from any present latent or patent defects and from the failure of the Properties to comply with legal requirements applicable thereto, provided the foregoing shall not limit any claims Purchaser may have against Sellers pursuant to a misrepresentation under Section 3.1(k).

ARTICLE 7. CONDITIONS PRECEDENT.

7.1 As conditions precedent to Purchaser’s obligations to purchase the Properties:

(i) Sellers shall tender good and marketable title in fee simple to the Properties, subject to the Permitted Encumbrances;

(ii) all representations and covenants made by Sellers in this Agreement shall be true and correct in all material respects as if made on and as of the Date of Closing;

(iii) no Seller shall be in default in the performance of any covenant or agreement to be performed by such Seller under this Agreement as of the Date of Closing;

(iv) Sellers shall deliver to Purchaser prior to the expiration of the Due Diligence Period, evidence that the Lessee has in effect all insurance required to be maintained by the Lessee under the Leases;

(v) Sellers shall have delivered to Purchaser, before the Date of Closing, an estoppel certificate executed by the Lessee with respect to each Lease (collectively, the “Estoppel Certificates”) in the form attached as to such Lease (or in such other form required by the terms of the applicable Lease), provided that such estoppel certificate shall (1) be dated no earlier than forty-five (45) days prior to the Date of Closing, (2) permit Purchaser to rely thereon, (3) have all blanks completed or marked not applicable, as appropriate, (4) have all exhibits completed and attached, as applicable, (5) not indicate (X) any material discrepancy from such Lease, (Y) any Lease amendment, assignment or subletting that was not previously provided by Sellers to Purchaser prior to the Execution Date, or (Z) any adverse claim or landlord default, and (6) also cover the Guaranty, if any, and is executed by the guarantor. Sellers shall request the Estoppel Certificates no later than forty-five (45) days prior to the Date of Closing. If after Sellers use commercially reasonable efforts to obtain such Estoppel Certificates, Lessee fails or refuses to execute and deliver same, Sellers may deliver a certification to Purchaser of the matters set forth in the estoppel certificate attached to the Leases (or such other information required by the terms of the applicable Lease) as same is contemplated to be modified by the terms hereof, which certification shall indemnify Purchaser against any costs, expenses, claims, losses and liabilities based upon facts contrary to those set forth in such certification.

(vi) As of the Date of Closing, Lessee shall not have (1) terminated its Lease with respect to any Property, or (2) failed to comply with any monetary or other material obligation under any of its Leases beyond any applicable notice and cure period, which remains uncured as of the Date of Closing;

(vii) Sellers shall request, no later than forty-five (45) days prior to the Date of Closing, and deliver to Purchaser, before the Date of Closing, an estoppel certificate executed by all other parties to any applicable reciprocal easement agreement, declaration of covenants, maintenance agreements, development agreements, operation and easement agreements and any other agreements containing conditions and/or restrictions affecting each Property (collectively, the “REAs”) and addressed to Purchaser and stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the best knowledge of the party giving the estoppel, the applicable Seller is not in default, beyond any applicable notice and cure periods, under the applicable instrument and all amounts, if any, due and owing under the applicable agreement have been paid in full (collectively, the “REA Estoppels”). If after Sellers use commercially reasonable efforts to obtain the REA Estoppels and the parties to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions fail or refuse to execute and deliver same, Sellers may deliver a certification to Purchaser of the matters set forth in this Section 7.1(vii), which certification shall indemnify Purchaser against any costs, expenses, claims, losses and liabilities based upon facts contrary to those set forth in such certification; and

(viii) As of the Date of Closing, none of the Lessees shall have exercised or failed to waive (if the time period to exercise has not expired) any right of first offer or right of first refusal (a “Purchase Right”) with respect to the purchase of any Property, or portion thereof. Purchaser and Seller agree that in the event any Lessee gives notice of its intent to exercise, or exercises, or fails to waive (if the time period to exercise has not expired) any Purchase Right prior to the Date of Closing, this Agreement will terminate with respect to such Property, in which event, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property, and the remaining Sellers and Purchaser shall be obligated to proceed to the Closing with respect to the remaining Properties in accordance with the terms and provisions of this Agreement. If this Agreement is terminated as to all of the Properties, Purchaser shall receive a full refund of the Deposit, and except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability hereunder. In addition to the foregoing, Seller shall also reimburse to Purchaser all reasonable out-of-pocket third-party due diligence expenses incurred by Purchaser (including without limitation, reasonable attorneys fees equitably allocated) with respect to any such Property, within thirty (30) days from Seller’s receipt of Purchaser’s demand therefor, together with invoices and documentation substantiating such amounts, in an amount not to exceed Thirty Thousand Dollars ($30,000.00) in the aggregate for such Property. Seller’s obligation to reimburse Purchaser under this Section 7.1(viii) shall survive the termination of this Agreement.

In the event that the conditions precedent set forth in this Section 7.1 have not been satisfied with respect to any of the Properties on or before the Date of Closing, and after the giving of notice to Seller and the opportunity to cure as described in Section 11.1 below, Purchaser may, by written notice to said Seller, on or before the Date of Closing, elect to terminate this Agreement with respect to the subject Property, whereupon, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property, and the remaining Sellers and Purchaser shall proceed to the Closing with respect to the remaining Properties in accordance with the terms and provisions of this Agreement. If this Agreement is terminated (or deemed to have been terminated as set forth below) as to all of the Properties, Purchaser shall receive a full refund of the Deposit. If Purchaser fails to give Seller written notice of Purchaser’s waiver of its right to terminate this Agreement pursuant to this Section 7.1 on or before the Date of Closing, Purchaser shall be deemed to have elected to terminate this Agreement with respect to the subject Property.

7.2 As conditions precedent to Sellers obligations to sell the Properties and to perform all of their respective obligations at Closing: (i) Purchaser shall not be in default in the performance of any covenant or agreement to be performed by Purchaser under this Agreement as of the Date of Closing; and (ii) all representations and covenants made by Purchaser in this Agreement shall be true and correct in all material respects as if made on and as of the Date of Closing. In the event that the condition precedents set forth in this Section 7.2 have not been satisfied by Purchaser on or before the Date of Closing and after the giving of notice to Purchaser and the opportunity to cure as described in Section 11.2 below, Sellers may, by written notice to Purchaser, on or before the Date of Closing, elect to terminate this Agreement, whereupon, Seller shall be entitled to retain the Deposit as its sole and exclusive remedy for such Purchaser default. If Seller fails to give Purchaser written notice of Seller’s election to terminate this Agreement prior to Closing, Seller shall be deemed to have waived its right to terminate hereunder.

ARTICLE 8. CLOSING.

8.1 The Closing shall occur through an escrow with the Title Company, or at such place as may be mutually agreed upon in writing, on or before the date which is fifteen (15) days after the expiration of the Due Diligence Period or, provided Purchaser has given Seller notice prior to the date which is fifteen (15) days after the expiration of the Due Diligence Period, Purchaser may postpone Closing to a date which is not later than forty-five (45) days after the expiration of the Due Diligence Period, or such earlier date as the parties may mutually agree upon in writing.

8.2 At Closing, each Seller shall deliver to Purchaser:

(a) a limited or special warranty deed for each Property (each a “Deed” and collectively the “Deeds”) executed in recordable form by the applicable Seller, so as to convey to Purchaser good and marketable title in fee simple to each Property, subject to the Permitted Encumbrances for that Property and for the Tampa Property the Restriction set forth on Exhibit C annexed hereto;

(b) a counterpart original of the Assignment and Assumption Agreement for each Lease, executed by the applicable Seller assigning such Seller’s interest in the Lease, in substantially the form annexed hereto as Exhibit D (collectively, the “Lease Assignments”);

(c) a bill of sale for each Property, without representation or warranty, executed by the applicable Seller, conveying any personal property owned by such Seller remaining on the Property after the Date of Closing, subject to the rights of Lessee under the applicable Lease, in substantially the form annexed hereto as Exhibit E;

(d) a counterpart original of the assignment and assumption of assignable contracts, permits, licenses, warranties and guaranties, without representations or warranties, for each Property executed by the applicable Seller, in the form annexed hereto as Exhibit F (collectively, the “Assignment of Contracts”);

(e) a certificate executed by the applicable Seller reaffirming the accuracy of such Seller’s representations and warranties contained in Section 3.1 hereof or disclosing, where applicable, the extent to which such Seller cannot remake said representations and warranties as of the Date of Closing (“Seller’s Certificate”);

(f) to the extent in Sellers’ possession, the original Leases, including any amendments or modifications thereto;

(g) all transfer tax statements and affidavits, declarations and filings as may be necessary or appropriate for purposes of recordation of the Deeds;

(h) good standing certificates and resolutions or consents of Sellers, as applicable, as reasonably requested by the Title Company for the issuance of title insurance;

(i) an owner’s affidavit executed by the applicable Seller in a customary form reasonably acceptable to Sellers and the Title Company, in order for the Title Company to issue to Purchaser policies of the title insurance without exception, other than the Permitted Encumbrances;

(j) to the extent an ALTA 2006 Owner’s Policy is not available in a state in which any Property is located, a “gap” indemnity for the period subsequent to the Date of Closing until the recording of the applicable Deed, provided and executed by the applicable Seller in a customary form reasonably acceptable to the applicable Seller and the Title Company, in order for the Title Company to provide gap coverage;

(k) a 1099-S request for taxpayer identification number and certification and acknowledgment, if required by law;

(l) for each Property, a letter executed by the applicable Seller addressed to the applicable Lessee notifying them of the sale of such Property to Purchaser, in a form to be mutually agreed upon prior to Closing;

(m) to the extent in Sellers’ possession (a) those transferable licenses and permits, authorizations and approvals pertaining to the Properties, if any, which are not posted at the Properties and (b) all transferable guarantees and warranties, if any, which Sellers have received in connection with any work or services performed or equipment installed in and improvements erected on any of the Properties;

(n) a “non-foreign person” affidavit in the form annexed hereto as Exhibit B-1, Exhibit B-2 or Exhibit B-3, as applicable;

(o) for each applicable Property, a letter executed by Purchaser and the applicable Seller addressed to each party under an REA notifying them of the sale of such Property to Purchaser and, if required by the terms of the REA for release of Seller from further obligations thereunder, containing an assumption by Purchaser of the obligations of Seller thereunder accruing after the Date of Closing, in a form to be mutually agreed upon prior to Closing (“REA Transfer Notice(s)”); and

(p) a closing settlement statement executed by Seller and Purchaser showing the Purchase Price and all adjustments thereto and disbursements therefrom (“Settlement Statement(s)”).

8.3 At Closing, Purchaser shall deliver to Sellers:

(a) the Purchase Price to be paid by Purchaser under Article 2, less the Deposit;

(b) all other sums due and payable under this Agreement by Purchaser to Sellers;

(c) a counterpart original of the Lease Assignments executed by Purchaser;

(d) a counterpart original of the Assignment of Contracts executed by Purchaser;

(e) a certificate executed by Purchaser reaffirming the accuracy of Purchaser’s representations and warranties contained in Section 3.3 hereof or disclosing, where applicable, the extent to which Purchaser cannot remake said representations and warranties as of the Date of Closing (“Purchaser’s Certificate”);

(f) all transfer tax statements and affidavits, declarations and filings as may be necessary or appropriate for purposes of recordation of the Deeds;

(g) authorization to the Title Company to disburse to Sellers the Deposit;

(h) the REA Transfer Notice(s); and

(i) the Settlement Statement(s).

8.4   (a) All real, personal property and other taxes and assessments, including water and sewer charges, imposed upon a Property or the owner of that Property, and all payments paid or payable by any Seller, as the owner or landlord of the applicable Property, under any applicable REA affecting such Property, and not paid by Lessee under the applicable Lease shall be apportioned between the parties on the basis of a 365-day year, as of 12:01am on the Date of Closing. If Closing shall occur before the tax rate is fixed for any of such taxes, then the apportionment thereof shall be on the basis of the tax rate for the preceding year applied to the latest valuation and readjustment shall be made when the actual amount is determined. If, as of the Date of Closing, a Property shall be affected by any special or general assessments (including the amounts of any unpaid installments of each assessment), such assessments (or unpaid installments thereof) shall be assumed by Purchaser; provided that Sellers shall be responsible for any such assessments (or installments thereof) that are due and payable prior to the Date of Closing, and any installments that relate to a fiscal period that straddles the Date of Closing shall be apportioned between the parties on the basis of such fiscal period, as of 12:01am on the Date of Closing.

(b) Rentals (including minimum rent and periodic payments for real estate tax contributions, common area maintenance cost payments, insurance and other payments, howsoever designated in each Lease (other than “Percentage Rent” (as defined in the Lease) and Reconciliation Payments, as hereinafter defined), which are paid by Lessee pursuant to the Lease prior to the Date of Closing for the month of Closing or any month after the Closing shall be prorated on a per diem basis as of 12:01am on the Date of Closing.

(c) Percentage Rent, if any, payable under the Lease shall be prorated with respect to the calendar year, lease year, or other applicable payment period (“Payment Period”) in which the Closing occurs on a per diem basis based on the number of days that each party owned the Property within the Payment Period as and when collected. Seller shall be entitled to any Percentage Rent collected which pertains to a Payment Period under the Lease which ends on a date prior to the date of Closing. Seller shall be entitled to a portion (prorated on a per diem basis as of the date of Closing) of any Percentage Rent collected which pertains to a Payment Period under the Lease covering a period prior to the date of Closing where such Payment Period begins prior to the Date of Closing and ends after the date of Closing.

(d) “Reconciliation Payments” (such as year end payments or refunds on account of real estate tax contributions, common area maintenance cost payments and insurance and other payments) made by or to Lessee under the Leases for the applicable billing period (e.g., calendar year, lease year, fiscal year, tax year, etc.) during which the Closing occurs shall be apportioned between Purchaser and Sellers based on the amount paid or payable by Purchaser and Sellers respectively for those costs and expenses that are subject to year end adjustments in accordance with the terms of the Leases (“Adjustable Costs”), less the amount of any payment received by Purchaser and Sellers respectively with respect thereto (including adjustments under this Agreement in accordance with Sections 8.4(a) and 8.4(b) above). Sellers shall, not later than thirty (30) days after Closing, deliver to Purchaser, a detailed computation showing all expenses incurred by Sellers on account of all such Adjustable Costs for the period from the beginning of the applicable billing period (e.g., calendar year, lease year, fiscal year, tax year, etc.) through and including the Date of Closing, and the amount of payments on account of Adjustable Costs theretofore collected by Sellers under the Leases (as adjusted pursuant to Section 8.4(b) above) (“Tenant Charge Estimates”), together with copies of all invoices and other evidence documenting such computation in detail required by the Leases. Purchaser shall include the Adjustable Costs incurred by Sellers into a single post closing reconciliation statement for one or more Reconciliation Payments as and when appropriate for annual reconciliation of Adjustable Costs under the Leases.

(e) Purchaser and Sellers agree to apply all rental payments (including minimum rent and installments on account of real estate tax contributions, real estate maintenance cost payments and insurance and other payments (howsoever designated in each Lease)) received from the Lessee under the Leases after the Date of Closing as follows:

(i) first, to any rents then owing for any calendar month or months following the calendar month in which the Closing occurs until the Lessee under the applicable Lease is current in the payment of all such rent;

(ii) next, to rents owing for the calendar month in which the Closing occurs;

(iii) next, to rents owing for any calendar month or months preceding the calendar month in which the Closing occurs until the Lessee under the applicable Lease, is current;

provided however, Percentage Rent shall be apportioned between Purchaser and Sellers in accordance with Section 8.4(c) above, and Reconciliation Payments designated as such by the Lessees shall be apportioned between Purchaser and Sellers in accordance with Section 8.4 (d) above, whether or not the Lessees owes other rents at such time.

(f) Neither party shall have the right to enter into any agreement that purports to compromise claims belonging to the other, without the other party’s prior written consent. Any such sums collected by Purchaser or Sellers (or their respective affiliates, successor or assigns) payable to the other hereunder, shall be paid within fifteen (15) days of receipt of the applicable payment. If at the Date of Closing, Lessee owes any Seller any money (“Delinquent Rents”), Purchaser shall use commercially reasonable efforts, for a period of ninety (90) days following the Date of Closing, to collect the same for application in accordance with the above terms of this Section 8.4; provided that Purchaser shall not be obligated to commence legal proceedings to collect any Delinquent Rents on behalf of any Seller. Such applicable Seller shall have the right, subsequent to Closing, at its sole expense, to collect any Delinquent Rents directly from Lessee, including bringing a collection action against Lessee; provided that any such legal action or collection shall not name or join Purchaser as a party in such action, nor include the right to evict Lessee or terminate the Lease, whether pursuant to the Lease provisions or otherwise. To the extent any Delinquent Rents are collected by Purchaser, subject to clauses (i), (ii) and (iii) of Section 8.4(e), such amounts, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, shall be paid to Sellers no later than fifteen (15) days following the date on which such amounts have been received by Purchaser or its agent.

(g) The provisions of this Section 8.4 shall survive Closing.

8.5 If, at Closing, there are any encumbrances outstanding, other than the Permitted Encumbrances, or any other charges affecting the Properties, Sellers may use all or a portion of the Purchase Price to satisfy the same. The existence of any such encumbrances or charges shall not be deemed objections to title if Sellers shall discharge such encumbrances and/or charges at Closing.

8.6 Purchaser shall pay (i) all fees for the recording of the Deeds (except as set forth in Section 8.7 below); (ii) one-half (1/2) of the cost of the premium for the issuance of a CLTA title policy in the amount of the Purchase Price for the Redding Property and the Merced Property, (iii) the additional premium, if any, for issuance of an ALTA policy for the Redding Property and Merced Property, (iv) the cost, if any, for extended coverage for the owner’s policies of title insurance as well as the cost of all endorsements thereto (excluding, however, those endorsements necessary to cure a Required Removal Item or one or more of the matters set forth in the Objection Notice which Seller has agreed to cure in Seller’s Response Notice, which shall be issued at Seller’s sole cost and expense); (v) the cost of obtaining a lender’s policy of title insurance, if any; and (vi) the costs of the Surveys.

8.7 Sellers shall pay (i) the costs of recording any documents clearing title to the Properties; (ii) any tax stamps, realty transfer tax, fee or other similar charge imposed by an applicable statute, rule or regulation by reason of the transfer of title to any such Property; (iii) the cost of standard coverage for an owner’s policy of title insurance in the amount of the Purchase Price for the Tampa Property; and (iv) one-half (1/2) of the cost of the premium for the issuance of a CLTA title policy for the Redding Property and the Merced Property.

8.8 Purchaser and Sellers shall equally share escrow and closing fees, if any, charged by the Title Company. Purchaser and Sellers shall each be responsible for their respective legal fees.

ARTICLE 9. RISK OF LOSS.

9.1(a) In the event any “material” (as defined herein) loss or damage with respect to any Property occurs prior to the Date of Closing, Purchaser may, at Purchaser’s sole option, terminate this Agreement with respect to such Property by giving written notice to Sellers, in which event, $150,000.00 of the Deposit shall be returned to Purchaser, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property, and the remaining Sellers and Purchaser shall be obligated to proceed to the Closing with respect to the remaining Properties in accordance with the terms and provisions of this Agreement. The term “material” as used in this Section 9.1(a) shall mean a fire or other casualty that, according to a reasonable estimate, acceptable to Purchaser and the applicable Seller, results in damage to the Property which would cost in excess of ten percent (10%) of the Purchase Price allocated to such Property to repair and restore such Property to the condition to which the Lessee is required to restore such Property pursuant to the terms of the corresponding Lease. In the event of any loss or damage to any Property, or any portion thereof, which does not result in a termination of this Agreement with respect to such Property, the applicable Seller shall at Closing, and as a condition precedent thereto, pay to Purchaser or credit to Purchaser against the Purchase Price the amount of any insurance proceeds received by such Seller, or assign to Purchaser, as of the Date of Closing in a form reasonably acceptable to Purchaser and such Seller, all rights or claims to the same, and in addition thereto such Seller shall credit to Purchaser at Closing the amount of any applicable insurance deductible under policies of insurance required to be maintained by such Seller under the applicable Lease.

(b) If, prior to the Date of Closing, a governmental authority commences any action for condemnation or a taking, or threatens an imminent action for condemnation or a taking of any Property, or portion thereof, (a “Taking”) and such condemnation or taking would give any Lessee of such Property the right to terminate its Lease with respect to such Property, then Purchaser may terminate this Agreement with respect to such Property upon notice to such Seller given within ten (10) days after the date of receipt of notice of such Taking, or the Date of Closing, whichever is earlier, whereupon, One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) of the Deposit shall be returned to Purchaser, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property, and the remaining Sellers and Purchaser shall be obligated to proceed to Closing with respect to the remaining Properties in accordance with the terms and provisions of this Agreement. If a Taking of any Property, or portion thereof, would give any Lessee of such Property the right to reduce Minimum Rent (howsoever defined in the Leases) under the terms of the Lease for such Property, then provided this Agreement has not been terminated with respect to such Property, the Purchase Price shall be reduced so that the portion of the Purchase Price allocated to such Property shall equal the product of the Purchase Price allocated to such Property immediately prior to such reduction, multiplied by a fraction, the numerator of which shall be the Minimum Rent payable immediately after such reduction in Minimum Rent, and the denominator of which shall be the Minimum Rent payable immediately prior to such reduction in Minimum Rent. If, however, the Taking of any Property, or portion thereof, would give any Lessee of such Property the right to reduce Minimum Rent, and the Purchase Price would be reduced pursuant to the preceding sentence by an amount greater than ten percent (10%) of the Purchase Price allocated to such Property, then such Seller shall have the right to terminate this Agreement with respect to such Property by giving written notice to Purchaser, in which event, One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) of the Deposit shall be returned to Purchaser, the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Property (without giving effect to any reduction in such portion of the Purchase Price pursuant to the preceding sentence), and the remaining Sellers and Purchaser shall be obligated to proceed to Closing with respect to the remaining Properties in accordance with the terms and provisions of this Agreement. In the event of a Taking of any Property, or any portion thereof, which results in a reduction in the Purchase Price, the applicable Seller shall at Closing, and as a condition precedent thereto, pay to Purchaser or credit to Purchaser against the Purchase Price the amount of any condemnation proceeds received by such Seller which is required to be paid or made available to Lessee for restoration under the applicable Lease, and such Seller shall be entitled to receive and retain any condemnation proceeds in excess thereof. In the event of a Taking of any Property which neither results in a termination of this Agreement with respect to the affected Property, nor results in a reduction of the Purchase Price, the applicable Seller shall at Closing, and as a condition precedent thereto, pay to Purchaser or credit to Purchaser against the Purchase Price the amount of any condemnation proceeds received by such Seller which has not been paid or made available to the Lessee under the applicable Lease, and/or assign to Purchaser, as of the Date of Closing in a form reasonably acceptable to Purchaser and such Seller, all rights or claims of such Seller to any condemnation proceeds with respect to such Taking.

ARTICLE 10. BROKERAGE.

10.1 Purchaser and Sellers each represent that it has dealt with no broker or brokers with respect to the Properties or the negotiation, execution or delivery of this Agreement other than CB Richard Ellis, Inc. (the “Broker”). At Closing, Sellers shall pay a broker’s commission to the Broker pursuant to a separate brokerage agreement. Each party shall indemnify, defend and hold each other harmless from and against any claims or demands for brokerage commissions, finder’s fees or other compensation resulting from a breach by it of the foregoing representations.

ARTICLE 11. REMEDIES.

11.1 Notwithstanding any law, rule of court or custom to the contrary, if Sellers shall default in any of their obligations to be performed under this Agreement and such default shall continue for ten (10) days after Sellers receipt of notice thereof from Purchaser, Purchaser’s sole remedies for Sellers failure to perform its obligations under this Agreement shall be the right to:

(i) terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and Sellers shall be required to promptly reimburse Purchaser for all out-of-pocket costs and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement (which obligation shall survive the termination of this Agreement), and thereafter, except with respect to those matters expressly stated to survive termination of this Agreement, neither party shall have any further liability hereunder; or

(ii) seek to obtain specific performance of Sellers obligations hereunder, provided that any action for specific performance shall be commenced within one hundred twenty (120) days after such default.

11.2 IF PURCHASER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, AND SUCH DEFAULT SHALL CONTINUE FOR TEN (10) DAYS AFTER PURCHASER’S RECEIPT OF NOTICE THEREOF FROM SELLERS, SELLERS SHALL HAVE THE RIGHT TO CANCEL AND TERMINATE THIS AGREEMENT, IN WHICH EVENT THE TITLE COMPANY SHALL IMMEDIATELY PAY THE DEPOSIT TO SELLERS AS LIQUIDATED DAMAGES, AND NOT AS A PENALTY, AND UPON SUCH TERMINATION, EACH PARTY SHALL BE RELEASED FROM ALL DUTIES AND OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT WITH RESPECT TO THOSE MATTERS EXPRESSLY STATED TO SURVIVE TERMINATION OF THIS AGREEMENT). SELLERS AND PURCHASER ACKNOWLEDGE AND AGREE THAT IF PURCHASER FAILS TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, SELLERS SHALL BE ENTITLED TO DAMAGES BUT THAT SUCH DAMAGES WILL BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN. THEREFORE, SELLER AND PURCHASER AGREE THAT THE DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF SELLERS DAMAGES. ADDITIONALLY, THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389.

Initials of Sellers: /s/ MF /s/ MF /s/ MF                 Initials of Purchaser: /s/ TW

ARTICLE 12. SURVIVAL.

12.1 Except as to those matters expressly stated to survive closing of title hereunder, delivery and acceptance of the Deeds at Closing shall be deemed to constitute full compliance by Sellers with all of the terms, covenants and conditions on Sellers’ part to be performed.

ARTICLE 13. NOTICES.

13.1 Subject to the further provisions of this Article 13, whenever it is provided herein that any notice, demand, request, consent, approval or other communication shall or may be given to either of the parties by the other, it shall be in writing and, any law or statute to the contrary notwithstanding, shall not be effective for any purpose unless same shall be given or served by registered or certified mail, postage prepaid, return receipt requested, or by a recognized overnight mail carrier (public or private) addressed as follows:

If to Seller:	VNO TRU Hilltop Drive LP
VNO TRU Olive Avenue LP
VNO TRU Dale Mabry, LLC
c/o Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attention: Chief Financial Officer

with a copy to:	VNO TRU Hilltop Drive LP
VNO TRU Olive Avenue LP
VNO TRU Dale Mabry, LLC
c/o Vornado Realty Trust
888 Seventh Avenue
New York, New York 10019
Attention: Senior Vice President

If to Purchaser:	Series C, LLC
c/o Cole Real Estate Investments
2555 E. Camelback Road, Suite 400
Phoenix, Arizona 85016
Attention: Legal Department

with a copy to:	Kutak Rock LLP
8601 N. Scottsdale Road, Suite 300
Scottsdale, Arizona 85253
Attention: Jason D. Stych

or at such other address as either party may from time to time designate by notice to the other as herein provided.

13.2 Any notice hereunder shall be deemed to have been given or served on the date on which such notice is delivered to the party intended; delivered to the then designated address of the party intended; rejected at the then designated address of the party intended; or upon inability to deliver because of changed address of which no notice was given. Notices may be given as to a Property by the Seller thereof without joinder by the other Sellers. Notices may be given by a party’s attorney or other representative.

ARTICLE 14. ASSIGNABILITY.

14.1 This Agreement may not be assigned by Purchaser without Sellers’ prior consent, except that Seller’s consent shall not be required for Purchaser to assign this Agreement in whole or in part (on a Property by Property basis) to one or more entities which is an “affiliate” of Cole Operating Partnership II, LP or Cole REIT III Operating Partnership, LP at the time of Closing. The term “affiliate” means a person, corporation, partnership, limited liability company or other business entity who or which directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with Cole Operating Partnership II, LP or Cole REIT III Operating Partnership, LP. Purchaser may not assign this Agreement until and unless such assignment includes an assignment of the Deposit (or the portion allocable to the affected Property or Properties) and the assignee assumes in writing all of Purchaser’s rights, duties and obligations under this Agreement with respect to the affected Property or Properties (other than the obligation to deliver the Deposit if the Deposit was previously delivered to the Title Company) and a true and correct copy of such assumption is delivered to Seller at or prior to Closing. In the event Purchaser desires to assign this Agreement to anyone other than an “affiliate” of Cole Operating Partnership II, LP or Cole REIT III Operating Partnership, LP it may do so only with the written consent of Seller which consent may be granted or withheld in Seller’s discretion.

ARTICLE 15. SELLER COVENANTS.

15.1 Sellers agree that they shall not after the expiration of the Due Diligence Period, without Purchaser’s prior written consent, not to be unreasonably withheld: (i) amend any Lease in any manner except as may be required under the terms of such Lease (and Sellers shall give Purchaser five (5) business days notice before entering into any such amendment); (ii) to the extent Sellers’ consent is required under the respective Lease and can be withheld without violating standards of reasonableness required by the Lease, or implied covenants of good faith and fair dealing, consent to an assignment of any Lease or a sublease of the premises demised thereunder; (iii) consent to any termination or surrender of any Lease, (iv) to the extent Sellers’ consent is required under the respective Lease and can be withheld without violating standards of reasonableness required by the Lease, or implied covenants of good faith and fair dealing, consent to an alteration of the premises demised thereunder; (v) grant any rent abatement or concessions to Lessee; and/or (vi) enter into any contracts of sale or letters of intent for the acquisition or disposition of any of the Properties. The form of any amendment or consent required or permitted to be granted by Sellers under this Section 15.1 shall be subject to the review and approval by Purchaser, which approval shall not be unreasonably withheld, condition or delayed, and shall be deemed granted if not reasonably denied within five (5) business days after the date on which such form has been provided to Purchaser. Prior to the expiration of the Due Diligence Period, Sellers shall give Purchaser not less than five (5) business days notice prior to undertaking any of the foregoing.

15.2 From the Execution Date and until the Date of Closing, or sooner termination of this Agreement, Sellers shall use commercially reasonable efforts to enforce the terms of the Leases requiring the Lessee to: (i) maintain the existing insurance policies covering the Properties or, if any of such policy is expiring, cause such policy to be replaced with a new policy containing the same coverage; and (ii) maintain the Properties in the condition required by the terms of the Leases.

15.3 From the Execution Date and until the Date of Closing or sooner termination of this Agreement, Sellers shall: (i) deliver to Purchaser, promptly after sending or receipt by Sellers, a copy of all written default and other material notices to and from Lessee and all written notices of any violations issued to Sellers by governmental authorities with respect to any Property and any other material notices received from any governmental authority with respect to any Property; (ii) not alter, amend or become a party to any new agreement with respect to any of the Properties unless the agreement is terminable within thirty (30) days after the Closing and such termination can occur without penalty or other cost to Purchaser; (iii) perform their obligations under all Leases, REA’s, contracts and Permitted Encumbrances; (iv) not settle any condemnation claim or insurance casualty claim without Purchaser’s prior written consent, not to be unreasonably withheld or delayed; (v) not, without the prior written consent of Purchaser, not to be unreasonably withheld, take any action before any governmental authority, the object of which would be to change the present zoning of or other land-use limitations upon any Property or any portion thereof or its potential use; (vi) use commercially reasonable efforts to enforce the obligations of Lessee under the Leases; (vii) not perform any alterations of a structural nature at any of the Properties, except if required pursuant to the Leases or by applicable law; and (viii) not remove any machinery, furniture, fixtures, equipment and items of personal property of any Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the corresponding Property or the improvements thereon, unless same is replaced with similar items of equal or better value.

ARTICLE 16. MISCELLANEOUS.

16.1 This Agreement may be executed in counterparts, each of which shall be deemed an original. The signature of a party to any counterpart may be attached to any other counterpart. Any counterpart to which is attached the signatures of all parties shall constitute an original of this Agreement.

16.2 This Agreement, the Preliminary Statement and Exhibits annexed hereto and hereby made a part hereof constitute the entire understanding between the parties hereto and all prior agreements between the parties with respect to the subject matter hereof are deemed to be merged herein.

16.3 This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of New Jersey (without giving effect to the principles thereof relating to conflicts of law), except to the extent the laws of the State where the Properties are located are required to apply.

16.4 If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney’s fees and court costs for all stages of litigation, including, but not limited to, appellate proceedings, in addition to any other remedy granted under this Agreement.

16.5 The rule of strict construction shall not apply to this Agreement. This Agreement has been prepared by Sellers and their professional advisors and reviewed and modified by Purchaser and its professional advisors. Sellers, Purchaser and their separate advisors believe that this Agreement is the product of all of their efforts, that it expresses their agreements, and that it should not be interpreted in favor of or against either Sellers or Purchaser merely because of their efforts in preparing it.

16.6 If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable, or the application thereof to any person or circumstance shall to any extent be illegal, invalid or unenforceable, under present or future laws effective during the term hereof or of any provisions hereof which survive Closing, then and in any such event, it is the express intention of the parties hereto that the remainder of this Agreement, or the application of such clause or provision other than to those as to which it is held illegal, invalid or unenforceable, shall not be affected thereby, and each clause or provision of this Agreement and the application thereof shall be legal, valid and enforceable to the fullest extent permitted by law.

16.7 This Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives to the same extent as if specified at length throughout this Agreement.

16.8 Time is of the essence of this Agreement. The term “days” shall be deemed to mean calendar days. If the date for performance of any action or for the expiration of any time period shall fall on a weekend or a holiday honored by the federal government, such date of performance or expiration shall be extended until the next business day.

16.9 The headings inserted at the beginning of each paragraph are for convenience of reference only and shall not limit or otherwise affect or be used in the construction of any of the terms or provisions hereof. The plural shall include the singular and the singular, the plural, wherever the context so requires. The use of any one gender shall include all others.

16.10 This Agreement shall not be modified or amended unless such amendment is set forth in writing and executed by both Sellers and Purchaser with the formalities hereof.

16.11 Between the Execution Date through and including the Date of Closing, except as otherwise expressly provided herein, each party to this Agreement shall not (and shall cause its respective agents, employees, attorneys and advisors, including, without limitation, financial institutions, to not) disclose, make known, divulge, disseminate or communicate the Purchase Price or any of the terms of this Agreement or this transaction or any agreement, document or understanding pertinent to the transaction contemplated by this Agreement or the Properties, except (i) as required by law, and (ii) to its agents, employees, attorneys and advisors including, without limitation, financial institutions, involved in the subject transaction. Furthermore, between the Execution Date through and including the Date of Closing, all Due Diligence Materials provided by Sellers or its agents and representatives to Purchaser with respect to the Properties (“Confidential Information”) shall be treated as confidential information by Purchaser, using the same degree of care a reasonably prudent person would employ with respect to its own proprietary or confidential information of like importance. Notwithstanding the foregoing, Purchaser may disclose Confidential Information (i) to its respective consultants, investors, lenders, appraisers, attorneys, accountants, advisers, and affiliates (collectively, “Related Parties”), provided the Purchaser shall advise each parties of the confidential nature of such information and that such parties are required to maintain the confidentiality thereof, and (ii) to the extent Purchaser is required to disclose the same pursuant to a court order, applicable laws or pursuant to a legal dispute between Purchaser and Seller. Purchaser and the Related Parties shall not be obligated to keep confidential any Confidential Information that (1) is already in the public domain, (2) is or becomes generally available to the public other than as a result of a disclosure by Purchaser, or (3) is or becomes available to Purchaser on a non-confidential basis from a source other than Seller who, to Purchaser’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure. The provisions of this Section 16.11 shall survive any termination of this Agreement for a period of twelve (12) months.

16.12 Sellers may elect to exchange any one or more of the Properties for another property of a like kind. The parties acknowledge that it is Sellers’ intent that the exchange qualify as a tax-deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Therefore, to the extent possible, the provisions of this Section 16.12 shall be interpreted consistently with this intent. Sellers shall provide Purchaser with a written statement stating its intent to enter into an exchange at least three (3) days prior to the Date of Closing. If Sellers exercise the right to exchange one or more of the Properties, a Seller may, on or before the Date of Closing, assign its rights under this Agreement to a “qualified intermediary”, as defined in Treasury Regulation 1.1031(k)-1(g)(4) (the “Accommodator”) or transfer a Property or the Properties to the Accommodator subject to all of Purchaser’s rights under this Agreement. In either case, all or a portion of the payments which Purchaser is obligated to make to Sellers under this Agreement, as designated by Sellers, shall be made to an escrow agent or the Accommodator, as appropriate, and not to Sellers. Purchaser agrees to reasonably cooperate with the Sellers and the Accommodator in arranging the exchange, at no cost or expense to Purchaser, other than legal fees of Purchaser’s counsel to review the documents described below. Purchaser shall execute any and all documents reasonably requested by Sellers and the Accommodator to facilitate the exchange as a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations thereunder, including, but not limited to, any appropriate amendment to this Agreement and any appropriate escrow instructions; provided, however, that no such document shall adversely affect Purchaser in any respect or change any of the economic terms and conditions of the transaction contemplated by this Agreement with respect to Purchaser. In no event shall Purchaser be obligated to acquire title to any other property. The obligations of the parties under this Section 16.12 shall survive the Closing and the delivery of the Deeds.

16.13 Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in building in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. “This disclosure is made pursuant to Florida Statute Section 404.056(8) and is not intended to be a warranty by any party as to the presence or absence of radon gas.”

16.14 Purchaser and Sellers represent and warrant to the other that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or to such party’s knowledge, any other list of persons or entities with whom the other party is restricted from doing business with. Purchaser and Sellers shall provide documentary and other evidence of its identity and ownership as may be reasonably requested by the other party at any time to enable such other party to verify Purchaser’s or Seller’s, as applicable, identity or to comply with any legal requirement.

16.15 Sellers have each appointed Vornado Realty Trust (“Vornado”), whose address is 210 Route 4 East, Paramus, New Jersey 07652, as its authorized signatory, to execute this Agreement. Purchaser acknowledges that Vornado will not be acting in a personal capacity, but rather in a representative capacity as the authorized signatory for Sellers. Purchaser agrees that it shall look only to the Seller of the applicable Property and said Seller’s assets for the performance of such Seller’s obligations under this Agreement and for the satisfaction of any right of Purchaser for the collection of any claim, judgment or other judicial determination (whether at law or in equity) or arbitration award requiring the payment of money, and neither Vornado nor any of its agents, incorporators, shareholders, beneficiaries, trustees, officers, directors, employees, partners, principals (disclosed or undisclosed) or affiliates or any of their respective assets or property shall be subject to any claim, judgment, levy, lien, execution, attachment or other enforcement procedure (whether at law or in equity) for the satisfaction of Purchaser’s rights and remedies under or with respect to this Agreement, the relationship of Purchaser and Sellers under this Agreement or under law or any liability or obligation of Sellers to Purchaser. The limitation of Sellers’ liability under this Agreement shall apply with equal force and effect to, and as a limitation on and a waiver of any liability of, Vornado.

SIGNATURE PAGE

FOR

PURCHASE AND SALE AGREEMENT

BETWEEN

VNO TRU HILLTOP DRIVE LP, VNO TRU OLIVE AVENUE LP,

VNO TRU DALE MABRY, LLC

AND

SERIES C, LLC

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

PURCHASER:	SERIES C, LLC, an Arizona limited liability company

	By:	/s/ Todd J. Weiss
	Name:	Todd J. Weiss
	Title:	Authorized Officer

Remainder of Page Intentionally Left Blank

SIGNATURE PAGE

FOR

PURCHASE AND SALE AGREEMENT

BETWEEN

VNO TRU HILLTOP DRIVE LP, VNO TRU OLIVE AVENUE LP, VNO TRU DALE MABRY LLC

AND

SERIES C, LLC

SELLERS:

VNO TRU HILLTOP DRIVE LP, a Delaware limited partnership

By:	Vornado Realty Trust,
Its authorized signatory

	By:	/s/ Michael Fascitelli
	Name:	Michael Fascitelli
	Title:	CEO

VNO TRU OLIVE AVENUE LP, a Delaware limited partnership

By:	Vornado Realty Trust,
Its authorized signatory

	By:	/s/ Michael Fascitelli
	Name:	Michael Fascitelli
	Title:	CEO

VNO TRU DALE MABRY LLC, a Delaware limited liability company

By:	Vornado Realty Trust,
Its authorized signatory

	By:	/s/ Michael Fascitelli
	Name:	Michael Fascitelli
	Title:	CEO